SIXTH AMENDMENT TO THE

                       SAVINGS AND PROFIT SHARING PLAN OF
                          GALEY & LORD INDUSTRIES, INC.

     Effective April 1, 1992, Galey & Lord Industries, Inc. amended and restated a Savings and Profit Sharing Plan for its Employees:

         WHEREAS, it is necessary to replace certain pages of said Plan in order to incorporate amendments with respect to employees of G&L Service Company, North America, Inc. that were authorized by Resolution duly adopted by the Board of Directors of Galey & Lord Industries, Inc. by unanimous written consent dated June 3, 1996.

         NOW, THEREFORE, said Plan is amended as follows:

         Effective June 7, 1996, pages 2, 5, 10, 12, 32 and 33 are hereby deleted and the following revised pages are substituted in lieu thereof.

         IN WITNESS WHEREOF, this amendment to the Savings and Profit Sharing Plan of Galey & Lord Industries, Inc. is, by the authority of the Board of Directors of the Employer, executed on behalf of the Employer, the 7th day of June, 1996.

                                         GALEY & LORD INDUSTRIES, INC.


                                         /s/ Arthur C. Wiener
                                          Authorized Officer

ATTEST:

/s/ Michael R. Harmon
Secretary


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         In no event will the amount each Participant in the Hourly Plan would receive if the Hourly Plan were terminated immediately after its merger with the Salaried Plan be less than the amount such Participant would have been entitled to receive immediately preceding the merger if the Plan had then terminated. This paragraph is not intended to guarantee the market value of plan assets as of any particular point in time.

         If the provisions of this Plan and the Trust Agreement which is part of this Plan are found to be contradictory, then the provisions of this Plan document shall apply.

         Section 1.4. Form of Plan. The Plan shall be a single plan of a controlled group. The total assets of the Plan shall be available to provide benefits for any Plan Participant.

         Section 1.5. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of North Carolina, except when preempted by federal law.

         Section 1.6. Headings. The headings and subheadings in this Plan have been inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

         Section 1.7. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

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         Section  2.10.  Date of  Reemployment.  The date on  which an  Employee completes an Hour of Service following a termination or Break in Service.

         Section 2.11. Disability. The permanent and total inability, by reason of physical or mental infirmity, or both, of a Participant to perform the principal duties of his regular occupation with the Employer, which inability is expected to last at least one year. Disability shall be established by the certification in writing by a physician or physicians acceptable to the Plan Administrator that such Disability existed at the time the Participant ceased to perform the duties required in his employment with the Employer.

         Section 2.12. Employee. Any person who is employed by the Employer, including a United States citizen or resident who is employed by a foreign subsidiary of the Employer with respect to which an agreement under Code Section 3121(l) applies and who would otherwise meet all requirements for participation as set forth herein, unless contributions under a funded plan of deferred compensation are provided by a foreign subsidiary.

         Section 2.13. Employee Deferral Account. The balance posted to the record of each Participant, Inactive Participate or Beneficiary consisting of elective deferrals of the Participant's Compensation and adjustments as of each Adjustment Date, less any payments therefrom. Each Employee Deferral Account shall include, where appropriate, subaccounts which reflect Employee-directed investments if permitted in Section 9.2.

         Section 2.14. Employee Voluntary Contribution Account. The balance posted to the record of each Participant, Inactive Participant, or Beneficiary consisting of the Participant's voluntary contributions made prior to April 1, 1992 and adjustments as of each Adjustment Date, less any payments therefrom. Each Employee Voluntary Contribution Account shall include, where appropriate, subaccounts which reflect Employee-directed investments if permitted in Section 9.2.

         Section 2.15. Employer. Galey & Lord Industries, Inc. and adopting Related Employers. Effective June 7, 1996 G&L Service Company, North America, Inc. is an adopting Related Employer to the Plan.

         Section 2.16. Employer Discretionary Contribution Account. The balance posted to the record of each Participant, Inactive Participant, or Beneficiary consisting of his allocated share of Employer discretionary contributions and adjustments as of each Adjustment Date, less any


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

who receives no compensation which constitutes income from sources within the United States within the meaning of Code Section 861(a)(3), or (3) a "leased employee," as defined in Code Section 414(n)(2).

         Section 2.32. Qualified Matching Contributions. Employer matching contributions that are subject to the distribution and nonforfeitability requirements of Code Section 401(k) when made.

         Section 2.33. Qualified Matching Contribution Account. The balance posted to the record of each Participant, Inactive Participant, or Beneficiary consisting of his allocated share of Qualified Matching Contributions and adjustments as of each Adjustment Date, less any distributions therefrom. Each Qualified Matching Contribution Account shall include, where appropriate, subaccounts which reflect Employee-directed investments if permitted in Section 9.2.

         Section 2.34. Qualified Nonelective Contributions. Employer contributions (other than matching contributions or Qualified Matching Contributions) that Participants may not elect to receive in cash; that are nonforfeitable when made; and that are distributable only in accordance with the distribution provisions applicable to Employee deferrals (other than hardship distributions).

         Section 2.35. Qualified Nonelective Contribution Account. The balance posted to the record of each Participant, Inactive Participant, or Beneficiary consisting of his allocated share of Qualified Nonelective Contributions and adjustments as of each Adjustment Date, less any distributions therefrom. Each Qualified Nonelective Contribution Account shall include, where appropriate, subaccounts which reflect Employee-directed investments if permitted in Section 9.2.

         Section 2.36. Qualifying Year of Service. For the purpose of participation, the 12-consecutive month period beginning on an Employee's Date of Employment or Date of Reemployment or the first day of any month after the Employee's Date of Employment or Date of Reemployment during which he completes at least 1,000 Hours of Service. For purposes of this Section, (a) any former employee of the Decorative Prints division of Burlington Industries, Inc. who became an Employee pursuant to the Purchase Agreement dated March 29, 1994 between Galey & Lord Industries, Inc. and Burlington Industries, Inc. shall be granted his applicable past service with Burlington Industries, Inc., as defined in Section 2.41(g) and (b) any former employee of Farah U.S.A., Inc. who became an Employee as of June 7, 1996 shall be credited with service with Farah U.S.A., Inc. as provided in Section 2.41(h).




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

(c) Where the Employer maintains the plan of a predecessor employer, Years of Service, as determined above, with such predecessor employer shall be treated as Years of Service with the Employer.

(d) Service for any former employee of Burlington Industries, Inc. who was an employee under the Hourly or Salaried Plan on February 1, 1988, shall include service rendered to Burlington Industries, Inc. prior to February 1, 1988, to the extent such service would have been counted in computing Years of Service if it had been rendered as an Employee.

(e) Service shall include any absence from the service of the Employer or a Related Employer because of service in the Armed Forces of the United States provided that the Employee returns to the service of the Employer or a Related Employer having applied to return while his reemployment rights were protected by law.

(f) Service shall also include any portion of a leave of absence which is not otherwise included in Years of Service under this Section, to the extent authorized by the Employer.

(g) For purposes of vesting and qualifying Years of Service only, Years of Service shall include applicable past service with the Burlington Industries, Inc. for any former employee of the Decorative Prints division of Burlington Industries, Inc. who became an Employee pursuant to the Purchase Agreement dated March 29, 1994 between Galey & Lord Industries, Inc. and Burlington Industries, Inc. For purposes of determining each such Employee's employment year, for the purposes of vesting and Qualifying Year of Service only, the original Date of Employment with Burlington Industries, Inc. shall be used. For purposes other than vesting and qualifying Years of Service, Years of Service shall not include any past service with Burlington Industries, Inc.

(h) For purposes of Qualifying Year of Service only, any former employee of Farah U.S.A., Inc. who became an Employee as of June 7, 1996 shall be credited with service with Farah U.S.A., Inc. For purposes other than Qualifying Year of Service, service prior to June 7, 1996 shall be disregarded, and the Vesting Computation Period for such Employee shall be the 12-month period commencing with June 7, 1996 and anniversaries thereof, as provided in Section 2.40.






















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election period, at which time the last such election which shall have been made shall be irrevocable. Any such election, and any revocation thereof, shall be made by notice in writing to the Plan Administrator in a form which is satisfactory to the Plan Administrator.

         Section 5.7. Information to be Given Participants. Consistent with regulations prescribed by the Secretary of the Treasury and except as otherwise permitted by the Code or regulations, no less than 30 days and no more than 90 days before his Annuity Starting Date, except a written statement shall be mailed or personnally delivered to him setting forth a general description of the joint and one-half survivor annuity, as well as the circumstances under which it shall be provided unless the Participant shall elect another form of payment, the availability of such election, and a general explanation of the financial effect of such election. Such written statement shall also include a statement of the rights of the Participant's spouse as provided in Section 5.5. It shall further notify the Participant that he may request in writing at any time during the election period specified above, an additional written statement of the terms and conditions of the joint and one-half survivor annuity and the financial effect of payment in some method other than the joint and one-half survivor annuity.

         Section 5.8.  Commencement of Benefits.
         (a) Benefits under this Plan must begin, unless the Participant elects otherwise, no later than the 60th day after the close of the Plan Year in which the latest of the following events occur:

                  (1)      the Participant attains Normal Retirement Age,

                  (2) the Participant terminates his service with the Employer, or

                  (3) the tenth anniversary of the year in which the Participant commences participation in the Plan.

         (b) Benefits for a Participant or Inactive Participant must begin no later than the earlier of the time specified in Section 5.8(a) or the Participant's or Inactive Participant's Required Beginning Date, as defined in (c) below.

         (c) The Required Beginning Date of a Participant or Inactive Participant is generally the April 1 of the calendar year following the calendar year in which the Participant or Inactive Participant attains age 70 1/2. However, the Required Beginning Date of a Participant or Inactive Participant who attains age 70 1/2 before January 1, 1988, shall be determined in accordance with (1) or (2) below:







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

                  (1) The Required Beginning Date of a Participant or Inactive Participant who is not a 5- percent owner is the April 1 following the calendar year in which the later of retirement or attainment of age 70 1/2 occurs.

                  (2) The Required Beginning Date of a Participant or Inactive Participant who is a 5- percent owner during any year beginning after December 31, 1979, is the April 1 following the later or (i) the calendar year in which the Participant or Inactive Participant attains age 70 1/2, or (ii) the earlier of the calendar year with or within which ends the Plan Year in which the Participant or Inactive Participant becomes a 5-percent owner, or the calendar year in which the Participant or Inactive Participant retires.

                  The Required Beginning Date of a Participant or Inactive Participant who is not a 5-percent owner and who attains age 70 1/2 during 1988, and who has not retired as of January 1, 1989, is April 1, 1990.

                  For purposes of this Section, a Participant or Inactive Participant is considered a 5-percent owner if such Participant or Inactive Participant is a 5-percent owner as defined in Section 10.3(c)(2) without regard to whether the Plan is top-heavy, in any Plan Year beginning with the Plan Year in which the Participant attains age 66 1/2.

         (d) Once distributions have begun to a 5-percent owner under this Section, they must continue to be distributed, even if the Participant or Inactive Participant ceases to be a 5-percent owner in a subsequent year.

         (e) Notwithstanding Section 5.8(b), (c) and (d) above, if this Plan is a governmental or church plan, benefits must commence by the April 1, following the calendar year in which the Participant retires, or attains age 70 1/2, whichever is later.

                  Section 5.9. Consent Requirement. Notwithstanding anything in this Plan to the contrary, no distribution shall commence to a Participant or Inactive Participant prior to age 65, without the written consent of the Participant or Inactive Participant and his or her spouse, unless his or her total account balance does not exceed $3,500 and did not exceed $3,500 at the time of any prior distribution.

         Notwithstanding the above, spousal consent is not required if the distribution is in the form of a joint and one-half (or greater) survivor annuity.








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